UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2012

Excel Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-34698	27-1493212
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17140 Bernardo Center Drive, Suite 300

San Diego, CA 92128

(Address of principal executive offices, including zip code)

(858) 613-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 25, 2012, Excel Trust, Inc. (the “Company”) entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 8,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to an additional 1,275,000 shares of Common Stock pursuant to the Underwriters’ 30-day option to purchase additional shares, at a price to the public of $12.00 per share. The Underwriters exercised their option to purchase additional shares in full on October 26, 2012. The offering closed on October 30, 2012. Net proceeds from the offering of an aggregate of 9,775,000 shares, after deducting underwriting discounts and estimated offering expenses, were approximately $113.1 million.

The Company intends to use the net proceeds of the offering to repay a portion of the outstanding indebtedness under its unsecured revolving credit facility incurred in connection with the recent acquisition of five retail shopping centers and a 50% interest in a sixth retail property for approximately $262.8 million, and for other general corporate and working capital purposes.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibits are filed herewith:

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated as of October 25, 2012, among Excel Trust, Inc., Excel Trust, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives of the Underwriters

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2012

EXCEL TRUST, INC.

By:	/s/ S. Eric Ottesen
Name: Title:	S. Eric Ottesen Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated as of October 25, 2012, among Excel Trust, Inc., Excel Trust, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives of the Underwriters

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr LLP (contained in the opinion filed as Exhibit 5.1 hereto)